Exhibit 3.12

OPERATING AGREEMENT

OF

CACTUS HILLS, LLC

(a Nevada Limited-Liability Company)

This Operating Agreement of CACTUS HILLS, LLC, a limited liability company organized pursuant to the Act, is entered into and shall be effective as of July           , 2001 (the “Effective Date”), by and between the Company and Kimball Hill Homes Nevada, Inc., a Nevada corporation, its sole member.

ARTICLE I. FORMATION

1.1 Organization. The Member has organized the Company as a Nevada limited liability company pursuant to the provisions of the Act.

1.2 Operating Agreement; Effect of Inconsistencies With Act. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member and the Company hereby agree to the terms and conditions of this Operating Agreement, as it may from time to time be amended according to its terms. It is the express intention of the parties that this Operating Agreement shall be the sole source of agreement of the parties, and this Operating Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Operating Agreement is prohibited or ineffective under the Act, this Operating Agreement shall be considered amended to the smallest degree possible in order to make the agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Operating Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Member and Managers shall be entitled to rely on the provisions of this Operating Agreement, and neither the Member nor the Managers shall be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Operating Agreement. The Member and the Company hereby agree that the duties and obligations imposed on the Member as such shall be those set forth in this Operating Agreement, which is intended to govern the relationship between the Company, the Managers and the Member, notwithstanding any provision of the Act or common law to the contrary.

1.3. Name. The name of the Company is CACTUS HILLS, LLC, and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.

1.4. Term. The Company shall continue in existence until it is dissolved and its affairs wound up in accordance with the Act or this Operating Agreement.

1.5. Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Articles as filed in the office of the Secretary of State. The Managers, may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managers shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Managers shall fail to designate a replacement registered agent or change of address of the registered office, any Member may designate a replacement registered agent or file a notice of change of address.

1.6. Principal Office. The Principal Office of the Company shall be located at 8 Sunset Way, Suite 101, Henderson, Nevada 89014. The Managers, may, from time to time, change the principal office and make appropriate filings with the Secretary of State to reflect that fact.

ARTICLE II. DEFINITIONS

For purposes of this operating agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.1. Act. The Nevada Limited Liability Company Act (NRS Chapter 86) and all amendments to the Act.

2.2. Additional Member. A Member other than the Initial Member who has acquired a Membership Interest from the Company.

2.3. Admission (Admit). The act of becoming a Member and obtaining the rights appurtenant to a Membership Interest.

2.4. Articles. The Articles of Organization of the Company as properly adopted and amended from time to time by the Member and as have been heretofore filed with the Secretary of State.

2.5. Capital Contribution. Any Contribution or contribution of services made by or on behalf of a Member as consideration for a membership interest.

2.6. Company. CACTUS HILLS, LLC, a limited liability company formed under the laws of the State of Nevada, and any successor limited liability company.

2.7. Company Property. That real property located in Clark Count, Nevada acquired or to be acquired by the Company and any personal property used in connection with said real property.

2.8. Contribution. Any contribution of Property made by or on behalf of a Member as consideration for a Membership Interest or as a contribution of the capital of the Company.

2.9. Distribution. A transfer of Company Property to a member on account of a Membership Interest regardless of whether the transfer occurs on the liquidation of the Company, in exchange for the Member’s interest, or otherwise.

2.10. Disposition (Dispose). Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

2.11. Managers. Managers shall mean, collectively, Kirk Breitenwischer, Lee Venable, David Hill, Hal Barber, Gene Rowehl and Greg Yakim, or any Person or Persons who succeeds any of them in that capacity. References to the Managers in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be. So long as there are multiple Managers of the Company the term “Manager” shall mean any one or more of such Managers.

2.12. Member. The Member executing this Operating Agreement, any transferee of a Member or any Additional Member. At any time there are more than one Member, the term “Member” shall mean all Members, and any action that may be taken under this Operating Agreement by the Member may be taken by any Member, provided that any dispute with respect to any action shall be decided by a majority of the Members.

2.13. Membership. A Member’s entire interest in the Company including such Member’s rights in the Company’s profits, losses and Distributions pursuant to this Agreement and the Act and such other rights and privileges that the Member may enjoy by being a Member.

2.14. Operating Agreement. This operating agreement including all amendments adopted in accordance with this Operating Agreement and the Act.

2.15. Person. An individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State of Nevada.

2.16. Proceeding. Any judicial or administrative trial, hearing or other activity, civil criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.

2.17. Property. Any property real or personal, tangible or intangible (including goodwill), including cash and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

2.18. Secretary of State. The Secretary of State of the State of Nevada.

2.19. Taxing Jurisdiction. Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.

ARTICLE III. NATURE OF BUSINESS

The sole business and purpose of the Company is to acquire, hold, develop and sell or otherwise dispose of the Company Property. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose. The Company exists solely for the purpose specified in this Article III, and may not conduct any other business.

ARTICLE IV. ACCOUNTING AND RECORDS

The Managers shall maintain at the Principal Office such documents and records as may be required by the Act.

ARTICLE V. NAME AND ADDRESS OF MEMBER

The name and address of the Member is: Kimball Hill Homes Nevada, Inc., a Nevada corporation, 8 Sunsor Way, Suite 101, Henderson, Nevada 89014.

ARTICLE VI. MANAGEMENT

6.1. Management Rights. Subject to Section 6.2 of this Article, the business of the Company shall be conducted by the Managers and all management of the Company shall be vested in the Managers. Each of the individuals named as Managers herein shall have power and authority, both individually and jointly, to take the following actions on behalf of the Company:

6.1.1. The location or relocation of a place of business for the Company;

6.1.2. The execution, or appointment of officers and agents with such designation as such Manager(s) may determine to execute, on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage, investment or disposition of property, including the licensing of intellectual property;

6.1.3. The appointment and fixing of compensation for officers and other agents for the Company;

6.1.4. The determination of the amount of, and the making of Distributions;

6.1.5. The acquisition of property from any Person as the Managers, or any of them, may determine. The fact that the Managers or Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Managers, or any of them, from dealing with that Person subject to other provisions of this Operating Agreement;

6.1.6. The borrowing of money for the Company from banks or other lending institutions;

6.1.7. The purchase of liability and other insurance to protect the Company’s property and business;

6.1.8. The investment of any Company funds (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

6.1.9. The confession of a judgment against the Company;

6.1.10. The making of any capital expenditure;

6.1.11. The employment of accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

6.1.12. The entry in joint ventures and cost participation agreements relating to the development of the Company Property; and

6.1.13. The doing and performance of all other acts as may be necessary or appropriate to carry out the Company’s business purpose.

6.2. Certain Powers of Managers and Restrictions on Authority of the Managers. Notwithstanding the provisions of Section 6.1 above, only the Member may take the following actions or may direct the Managers to take the following actions:

6.2.1. The Admission of an Additional Member;

6.2.2. The initiation or a proceeding for the Bankruptcy of the Company;

6.2.3. The change in the purpose of the Company;

6.2.4. The approval of a merger, conversion or the application of any statute (the application of which is elective) to the Company;

6.2.5. The taking of any act which would make it impossible to fulfill the purpose of the Company;

6.2.6. The amendment of this Agreement or take any action in violation of this Agreement; or

6.2.7. The causing of the Company to voluntarily initiate a proceeding under which the Company would become a Debtor under the United States Bankruptcy Code.

6.3. Liability of Member and the Managers. Neither the Member nor any of the Managers shall be liable as Member or Manager for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Operating Agreement or the Act shall not be grounds for imposing personal liability on the Member or any Manager for liabilities of the Company.

6.4. Indemnification. The Company shall indemnify the Member and the Managers for all costs, losses, liabilities, and damages paid or accrued by the Member (either as Member or as agent) or Managers in connection with the business of the Company or because such Person is a Member or Manager, to the fullest extent provided or allowed by the laws of the State of Nevada. In addition, the Managers shall cause the Company to advance costs of participation in any Proceeding to the Managers or Member. The Managers may, with the consent of the Member, indemnify all other employees and agents of the Company for all costs, losses, liabilities, and damages paid or accrued by the agent or employee in connection with the business of the Company or because such Person is an agent or employee, to the fullest extent provided or allowed by the laws of the State of Nevada.

6.5. Conflicts of Interest

6.5.1. The Member shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company, it being expressly understood that the Member may enter into transactions that are similar to the transactions into which the Company may enter.

6.5.2. A Member does not violate a duty or obligation to the Company merely because the Member’s conduct furthers the Member’s own interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a Person who is not a Member, subject to other applicable law. No transaction with the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if either the transaction is fair to the Company.

6.6. Authority of the Managers To Bind the Company. Only the Managers, both individually and jointly, and agents of the Company authorized by the Managers, or any of them, shall have the authority to bind the Company. The Managers, and each of them, have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation:

6.6.1. The institution, prosecution and defense of any Proceeding in the Company’s name;

6.6.2. The purchase, receipt, lease or other acquisition, ownership, holding, improvement, use and other dealing with, Property, wherever located;

6.6.3. The sale, conveyance, mortgage, pledge, lease, exchange, and other disposition of Company Property;

6.6.4. The entering into contracts and guaranties; incurring of liabilities; borrowing money, issuance of notes, bonds, and other obligations; and the securing of any of its obligations by mortgage or pledge of any Company Property or income;

6.6.5. The lending of money, investment and reinvestment of the Company’s funds, and receipt and holding of Property as security for repayment, including, without limitation, the loaning money to, and otherwise helping the Member, officers, employees, and agents;

6.6.6. The conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company within or without the State of Nevada;

6.6.7. The appointment of employees and agents of the Company, the defining of their duties, the establishment of their compensation;

6.6.8. The payment of pensions and establishment of pension plans, pension trusts, profit sharing plans, and benefit and incentive plans for all or any of the current or former Members, employees, and agents of the Company;

6.6.9. The making of donations to the public welfare or for religious, charitable, scientific, literary or educational purposes;

6.6.10. The payment or donation, or any other act that furthers the business and affairs of the Company;

6.6.11. To payment of compensation, or additional compensation to the Member, and employees on account of services previously rendered to the limited liability company, whether or not an agreement to pay such compensation was made before such services were rendered;

6.6.12. The purchase of insurance, the life of any of the Members, or employees for the benefit of the Company;

6.6.13. The participation in partnership agreements, joint ventures, or other associations of any kind with any Person or Persons;

6.6.14. The indemnification of Member or any other Person.

6.7. Compensation of Member and Manager. The Member and the Managers shall be reimbursed all reasonable expenses incurred on behalf of the Company and shall be only entitled to compensation in an amount to be determined from time to time by the Member.

6.8. Standard of Care of Member and Manager. The Member’s duty of care in the discharge of the Member’s duties to the Company is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging its duties, the Member shall be fully protected in relying in good faith upon the records required to be maintained under Article IV and upon such information, opinions, reports or statements by any of its agents, or by any other Person, as to matters the Member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

ARTICLE VII. CONTRIBUTIONS

The Member shall make an initial contribution to the Company in the amount of One Thousand Dollars ($1,000.00), and such further or additional contributions as Member, in its sole judgment, shall deem appropriate. The Member shall have no obligation to make any further contribution to the Company.

ARTICLE VIII. DISTRIBUTIONS

Except as provided by non-waivable provisions of the Act, the Company may make distributions as determined by the Managers, or any of them.

ARTICLE IX. TAXES

9.1. Elections. The Managers may make any tax elections for the Company allowed under the Internal Revenue Code of 1986 as amended from time to time or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

9.2. Taxes or Taxing Jurisdictions.  To the extent that the laws of any Taxing Jurisdiction requires, the Mangers will prepare and the Member will execute and submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member’s income, and interest, and penalties assessed on such income, if such agreement is required by the Taxing Jurisdiction. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, penalty and interest determined under the laws of the Taxing Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a distribution for purposes of Article VIII.

9.3. Method of Accounting. The records of the Company shall be maintained on the same method of accounting as that of the Member.

ARTICLE X. DISPOSITION OF MEMBERSHIP INTEREST AND ADMISSION OF ASSIGNEES AND ADDITIONAL MEMBERS

10.1. Disposition. The Member’s Membership Interest is transferable either voluntarily or by operation of law.  The Member may Dispose of all or a portion of the Member’s Membership Interest. Notwithstanding any provision of the Act to the contrary, upon the Disposition of the Member’s Membership Interest, the transferee shall be Admitted upon the completion of the transfer without further action. Upon the transfer of a Member’s entire Membership Interest (other than a temporary transfer or transfer as a pledge or security interest) the Member shall cease to be a Member and shall have no further rights or obligations under this agreement, except that the Member shall have the right to such information as may be necessary for the computation of the Member’s tax liability.

10.2. Admission of Additional Members.   The Member may Admit Additional Members and determine the Capital Contributions of such Additional Members.

ARTICLE XI. DISSOLUTION AND WINDING UP

11.1. Dissolution. The Company shall be dissolved and its affairs wound up, upon the will of the Member. Notwithstanding any provision of the Act to the contrary, the Company shall continue and not dissolve as a result of the death, retirement, resignation, expulsion, bankruptcy, or dissolution of any Member or any other event that terminates the continued membership of the Member.

11.2. Effect of Dissolution. Upon dissolution, the Company shall cease carrying on as distinguished from the winding up of the Company business, but the Company is not terminated, but continues until the winding up of the affairs of the Company is completed and the Certificate of Dissolution has be issued by the Secretary of State.

11.3. Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property shall be distributed:

11.3.1. to creditors, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of Company Liabilities;

11.3.2. to the Member. Such distributions shall be in cash. Property other than cash, or partly in both, as determined by the Managers, or any of them.

11.4. Winding Up and Certificate of Dissolution. The winding up of a limited liability company shall be completed when all debts, liabilities, and obligations of the limited liability company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the limited liability company have been distributed to the Member. Upon the completion of winding up of the Company, the Managers or other person designated by the Managers shall deliver a certificate of dissolution to the Secretary of State for filing. The certificate of dissolution shall set forth the information required by the Act.

ARTICLE XII. AMENDMENT

This Operating Agreement may be amended or modified from time to time only by a written instrument adopted by the Member and the Company and executed by the Member and the Company.

ARTICLE XIII. MISCELLANEOUS PROVISIONS

13.1. Entire Agreement. This Operating Agreement represents the entire agreement between the Member and the Company.

13.2. Rights of Creditors and Third Parties Under Operating Agreement. This Operating Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, its Member, and their successors and assignees. This Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Operating Agreement or any agreement between the Company and the Member with respect to any Capital Contribution or otherwise.

IN WITNESS WHEREOF, we have hereunto set out hand and seals on the date set forth beside out names.

Company:

Cactus Hills, LLC, a Nevada limited liability company

By:	/s/ R. Lee Venable

Print Name:	R. Lee Venable

Its:	Manager

Member:

Kimball Hill Homes Nevada, Inc., a Nevada corporation
By:	/s/ Kirk Breitenwischer

Print Name:	Kirk Breitenwischer

Its:	Vice President